Exhibit 2.2
EXECUTION VERSION
NUANCE COMMUNICATIONS, INC.
FOXTROT ACQUISITION II LIMITED
FOXTROT ACQUISITION LIMITED
THE MEZZANINE LENDERS

AGREEMENT
for the acquisition of shares in Foxtrot Acquisition
Limited and the payment of certain sums to the
Mezzanine Lenders and other parties

29 December 2009

EXECUTION VERSION

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

Description	Clause/Schedule
Agreed Announcement	15.1
Funds Flow	N/A
First Loan Agreement	paragraph 1 of Part A of Schedule 7
Second Loan Agreement	paragraph 3 of Part A of Schedule 7
Third Loan Agreement	paragraph 5 of Part A of Schedule 7
Purchaser Drag Notice	paragraph 7 of Part A of Schedule 7
Topco Drag Notice	paragraph 17 of Part A of Schedule 7
Payment Agent Agreement	paragraph 4 of Part A of Schedule 7
Senior Security Release Instruction	paragraph 7 of Part A of Schedule 7
Senior Secured PIK Bank Account
Closure Letter	paragraph 3 of Part B of Schedule 7
US Rep Letter	paragraph 7(b) of Part B of Schedule 7
Senior Deed of Release	paragraph 9 of Part B of Schedule 7
Mezzanine Deed of Release	paragraph 22 of Part B of Schedule 7
Mezzanine Secured Bank Account
Closure Letter	paragraph 23 of Part B of Schedule 7

AGREEMENT
dated 29 December 2009
PARTIES:
1.	Those Wider Mezzanine Lenders which have executed this Agreement (each such person, a Mezzanine Lender);
2.	Foxtrot Acquisition II Limited, a company incorporated and registered in Cayman Islands under company number 234807, the registered office of which is Walker House, 87 Mary Street, George Town, Grand Cayman (Topco);
3.	Foxtrot Acquisition Limited, a company incorporated and registered in Cayman Islands under company number 234914, the registered office of which is Walker House, 87 Mary Street, George Town, Grand Cayman (the Purchaser); and
4.	Nuance Communications, Inc., a company incorporated and registered in the state of Delaware, the principal place of business of which is One Wayside Road, Burlington, MA 01803, United States (the Parent),
(the Mezzanine Lenders, Topco, the Purchaser and the Parent together, the parties).
Words and expressions used in this Agreement shall be interpreted in accordance with clause 1.
WHEREAS:
(A) Upon completion of the SpinVox Agreement, and the transactions contemplated thereby (including the acquisition of the Shares by the Purchaser pursuant to the Share Offer, the substitution of the Purchaser as the issuer of the Mezzanine Notes, in place of the Company, pursuant to a deed of substitution and the release of the debt owed under the Mezzanine Loan Instrument in consideration for the issue of Purchaser Shares), the Purchaser shall be the holder of all of the Shares and the Wider Mezzanine Lenders the holders of all the Purchaser Shares.
Acquisition of the Purchaser Shares
(B) Topco wishes to acquire the Purchaser Shares.
(C) Pursuant to the Purchaser Drag-Along Provisions, the requisite majority of the Wider Mezzanine Lenders propose to require that all the holders of the Purchaser Shares transfer their Purchaser Shares to Topco, in consideration of the Mezzanine Residual Cash Consideration Amount (and the Parent proposes to procure that Topco is put in funds to make such payment of the Mezzanine Residual Cash Consideration Amount) and, in the case of those Wider Mezzanine Lenders which have either executed this Agreement or the US Rep Letter, the Topco Shares.

Acquisition of the Topco Shares
(D) Pursuant to the Topco Drag-Along Provisions, the requisite majority of the Wider Mezzanine Lenders propose to require that all the holders of the Topco Shares transfer their Topco Shares to the Parent, in exchange for the Nuance Consideration Shares.
Payment of certain cash amounts
(E) In addition, the Parent wishes to provide monies to Topco, which in turn wishes to provide monies to the Purchaser which in turn, wishes to provide monies to the Company to enable the Company to satisfy certain obligations to the Senior PIK Lenders and the Option Lenders, as well as to satisfy certain costs and expenses of the Proposed Transaction.
(F) The parties have entered into this Agreement in order to record the arrangements that they have agreed should apply to the purchase of the Purchaser Shares and the Topco Shares, and the funding of the Company, it being proposed that the aggregate consideration to be provided by the Purchaser Group for the purposes of making the Share Offer under the SpinVox Agreement, redeeming the Senior PIK Notes in accordance with their terms, procuring the payment of the SILOS Payments and the Professional Costs and releasing the Mezzanine Notes will be ultimately satisfied both by the payment and funding of certain cash amounts and by the issue of the Nuance Consideration Shares.
IT IS AGREED:
1. Definitions and interpretation
1.1 In this Agreement, the following words and expressions shall have the following meanings:
2008 Shareholders Agreement means the subscription and shareholders agreement between the Company, the Co-Founders, the Existing Investor and the A Investors (in each case as defined therein) dated 17 March 2008 and as amended by the 2009 Convertible Subscription Agreement and the 2009 Mezzanine Subscription Agreement and from time to time;
2009 Convertible Subscription Agreement means the subscription agreement in respect of certain Convertible Loan Notes between the Company, Tisbury, Chilmark, the Co-Founders, the Lenders and the Other Persons (in each case as defined therein) dated 26 February 2009 and as amended from time to time;
2009 Mezzanine Subscription Agreement means the deed of subscription in respect of certain Mezzanine Notes between the Company, Tisbury, Chilmark, the Co-Founders, the Lenders, the Option Lenders and the Other Persons (in each case as defined therein) dated 30 July 2009 and as amended on 27 August 2009 and 14 September 2009 and from time to time;
40 Act has the meaning given in paragraph (d) of Part B of Schedule 8;
Accredited Investor has the meaning the given to it in Rule 501 of Regulation D under the Securities Act;
Affiliate means:

(a)	in the case of a person which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;
(b)	in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;
(c)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership;
(d)	in the case of a person who is a fund, any investment adviser or manager of that fund, and any fund managed or advised by such an investment manager or adviser;
(e)	in the case of a person who is an investment manager or adviser, any fund managed or advised by that investment manager or adviser; and
(f)	any Affiliate of any person in paragraphs (a) to (e) above;
Aggregate Non-Exempt Cash Consideration has the meaning given in paragraph 16(a) of Part B of Schedule 7;
Agreed Announcement means the announcement to be made by the parties on execution of this Agreement in the Agreed Form;
Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Mezzanine Lenders and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Mezzanine Lenders and the Purchaser);
Articles means the Articles of Association of the Company, as amended from time to time;
Board means the board of directors of the Company from time to time;
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales or the State of New York on which banks are open in London and New York for general commercial business;
Cancellation Provisions means the provisions of paragraphs 10 and 11 of Schedule 4 to the Mezzanine Note Instrument;
Claim means any and all claims whatsoever under or for breach of this Agreement;
Closing means completion of the redemption of the Senior PIK Notes, the acquisition of the Purchaser Shares by Topco and the acquisition of the Topco Shares by the Parent in accordance with the provisions of this Agreement;
Closing Date has the meaning given in clause 7.1;
Company means SpinVox Limited, a company incorporated in England with registered number 4825183 and registered address Wethered House, Pound Lane, Marlow, Buckinghamshire SL7 2AF;

Company Option Plans means:
(a)	the SILOS Scheme;
(b)	the Enterprise Management Incentive Scheme adopted by the Company on 15 December 2005;
(c)	the 2006 Stock Option and Incentive Award Plan declared effective by Spinvox, Inc. in December 2006;
(d)	the HM Revenue and Customs Approved Company Share Option Plan approved by HM Revenue and Customs on 27 October 2008;
(e)	the Unapproved Company Share Option Plan approved by the Company on 24 September 2008;
(f)	the HM Revenue and Customs Approved SAYE Share Option Plan approved by HM Revenue and Customs on 22 August 2008;
Computershare Exchange Rate means the rate of exchange received by the Payment Agent from The Royal Bank of Scotland plc for the exchange of US dollars into sterling at the appropriate time;
Conditions means the conditions to Closing set out in clause 4, and Condition means any one of them;
Confidential Information has the meaning given in clause 16.1;
Connected Persons has the meaning given in clause 18.15;
Convertible Loan Note Instrument means the instrument of the Company dated 26 February 2009 (and amended on 6 April 2009, 30 July 2009, 28 August 2009, 17 September 2009 and 3 December 2009) and constituting up to £27,000,027 Convertible Loan Notes, as amended from time to time;
Convertible Loan Notes means the convertible loan notes due 2010 constituted by the Company pursuant to the Convertible Loan Note Instrument;
Data Room means the data room maintained by Merrill Corporation comprising the documents and other information relating to the Target Companies as listed in the Data Room Index;
Data Room Index means the index to the Data Room in the Agreed Form attached to the Disclosure Letter as at 20 December 2009;
Default Interest means interest at 8 per cent.;
Derivative Information has the meaning given in clause 16.5(b);
Disclosed means fairly disclosed with sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter so disclosed;
Disclosed Pension Schemes means those pension schemes which are Disclosed in section 14 of the Data Room;

Disclosure Letter means the letter from the Mezzanine Lenders to the Parent and the Purchaser executed and delivered simultaneously with the signing of the SpinVox Agreement;
Dragged Purchaser Shareholders means those Purchaser Shareholders which do not execute a Purchaser Drag Notice and, as a result, are required to transfer their Purchaser Shares;
Dragged Topco Shareholders means those Topco Shareholders which do not execute a Topco Drag Notice and, as a result, are required to transfer their Topco Shares;
Employees means the employees of the Target Companies immediately prior to or on Closing, in whichever jurisdiction such employees may be based, including, for the avoidance of doubt, the Key Managers;
Encumbrance means a mortgage, a charge, pledge, lien, option, restriction, right-of-first refusal, right of pre-emption, Third Party Right or interest, other encumbrance or security interest of any kind having similar effect;
Exchange Act means the United States Securities Exchange Act of 1934, as amended;
Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in London on such date;
Exempt Stockholder has the meaning given in paragraph 16 of Part B of Schedule 7;
Exempt Stockholder Registration Statement has the meaning given in paragraph 1 of Part A of Schedule 8;
First Loan Agreement means the agreement between the Parent and Topco in the Agreed Form, to be entered into or on around the Closing Date;
Form 8-K has the meaning given in paragraph 1 of Part A of Schedule 8;
Funds Flow means the funds flow spreadsheet in the Agreed Form, showing the anticipated flow of funds in relation to the Proposed Transaction;
Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;
IFRS means International Financial Reporting Standards;
Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, mask work rights, database rights, semi-conductor topography rights, utility models, design rights, rights in get-up, rights in inventions, rights in know-how, trade and industrial secrets, confidential information and other intellectual property rights, any other proprietary rights relating to software (including any analogous rights to any of the foregoing), in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;
Intercreditor Deed means the intercreditor deed between the Company, the Senior Security Trustee, the Mezzanine Security Trustee and the Senior Creditors, Mezzanine Creditors and Junior Creditors (as defined therein) dated 30 July 2009, as amended;
Investor Majority has the meaning given in the Senior PIK Note Instrument;
IRC means the Internal Revenue Code of 1986, as amended;
Key Managers means Christina Domecq, Daniel Doulton, Tony Ackroyd, Manoj Parmar and Adam Feare;
Material Adverse Effect means any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and the Target Companies, taken as a whole; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United Kingdom economic, capital market or political conditions (which changes or effects do not disproportionately affect the Company); (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates (which changes or effects do not disproportionately affect the Company); (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) which changes or effects do not disproportionately affect the Company); (D) any changes in law or GAAP or IFRS or the interpretation thereof; or (E) any effect resulting from actions taken at the direction of the Purchaser or a member of the Purchaser Group after the date of this Agreement;
Mezzanine Cash Consideration Balance has the meaning given in paragraph 16(a) of Part B of Schedule 7;
Mezzanine Debenture means the mezzanine debenture of the Company dated 30 July 2009 (as amended);
Mezzanine Deed of Release means the deed of release in the Agreed Form, of all security granted by the Target Companies to the Wider Mezzanine Lenders, as holders of the Mezzanine Notes, executed by the Mezzanine Security Trustee and the Company;
Mezzanine Lender Group means, with respect to each of the Mezzanine Lenders, such Mezzanine Lender and its Affiliates from time to time but excludes the Target Companies;
Mezzanine Lender Obligation means any representation, warranty or undertaking to indemnify given by the Mezzanine Lender to the Purchaser, Topco or the Parent under this Agreement;
Mezzanine Lenders means those of the persons named in Schedule 1 that have executed this Agreement;

Mezzanine Note Instrument means the instrument of the Company dated 30 July 2009 (and amended and restated on 17 September 2009 and 3 December 2009) and constituting up to £55,000,000 secured mezzanine notes, as amended from time to time;
Mezzanine Notes means the secured loan notes due 11 February 2010 constituted by the Company pursuant to the Mezzanine Note Instrument;
Mezzanine Representative means the person from time to time appointed as the Mezzanine Representative pursuant to clause 12;
Mezzanine Residual Cash Consideration Amount means the Residual Cash Consideration Amount less the Option Lender Cash Consideration Amount;
Mezzanine Secured Bank Account means the bank account with Barclays Bank PLC with the account number 13086240 and sort code 20-78-98;
Mezzanine Secured Bank Account Closure Letter means the letter, in the Agreed Form, from the Company and the Mezzanine Security Trustee in respect of the closure of the Mezzanine Secured Bank Account after Closing;
Mezzanine Security Trustee means Tisbury Master Fund Limited in its capacity as security trustee under the Mezzanine Debenture;
NASDAQ means the national market as operated by NASDAQ Stock Market, Inc.;
Net Proceeds has the meaning given in paragraph 12(a) of Part A of Schedule 8;
Non-Exempt Stockholder has the meaning given in paragraph 16 of Part B of Schedule 7;
Nuance Closing Stock Price means the average of the volume weighted sales price per share rounded to four (4) decimal places of the Parent’s common stock on the Nasdaq Global Select Market beginning at 9:30 a.m. New York time and concluding at 4:00 p.m. New York time on each of the five Business Days immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”;
Nuance Consideration Shares means the Nuance Shares to be issued to the Wider Mezzanine Lenders pursuant to paragraph 19 of Part B of Schedule 7;
Nuance Shares means the Parent’s common stock, par value $0.001 per share, which is listed on NASDAQ as NUAN;
Nuance Signing Stock Price means $15.6755, being the average of the volume weighted sales price per share rounded to four (4) decimal places of the Parent’s common stock on the Nasdaq Global Select Market beginning at 9:30 a.m. New York time and concluding at 4:00 p.m. New York time on each of the five Business Days immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”;
Option Lender Cash Consideration Amount means the aggregate cash amount that the Option Lenders would have received as proceeds pursuant to the terms of this Agreement if they held the amount of their Option Lender Synthetic Interest as Mezzanine Notes (and if

they were, for the avoidance of doubt, a Non-Exempt Stockholder), in order to provide such Option Lender with the same percentage recovery as the Wider Mezzanine Lenders (net of capital cost) and, therefore, taking into account for these purposes:
(a)	the deduction from such proceeds of the subscription price that the Option Lender would have paid for such Mezzanine Notes, pursuant to clause 6.1(b)(A) of the 2009 Mezzanine Subscription Agreement; and
(b)	the deduction from such proceeds of the 6% interest amount described in clause 6.1(b)(B) of the 2009 Mezzanine Subscription Agreement,
and an illustrative example of which is set out in the Funds Flow;
Option Lender Relevant Percentage means the percentage set out against each Option Lender’s name in Schedule 3;
Option Lender Synthetic Interest means the amount of the synthetic interest in Mezzanine Notes of each Option Lender, set out against such Option Lender’s name in Schedule 3;
Option Lenders means those persons named in Schedule 3;
parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;
Parent Obligation means any representation, warranty or undertaking given by the Parent to the Mezzanine Lenders under this Agreement;
Payment Agent means Computershare Investor Services plc, in its capacity as payment agent;
Payment Agent Account means the account of the Payment Agent with The Royal Bank Of Scotland plc with account number 10010742, sort code 16-08-12 and SWIFT code RBOSGB2L;
Payment Agent Agreement means the agreement in the Agreed Form between the Parent, Topco, the Purchaser, the Company and the Payment Agent for the distribution of monies pursuant to this Agreement and the SpinVox Agreement, dated on or about the date of this Agreement;
Payment Instruction has the meaning given in paragraph 26(a) of Part B of Schedule 7;
Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;
Professional Costs means the professional and other costs incurred by the Company in connection with the Proposed Transaction or any previous financing of the Company since 30 September 2009, including the fees to be paid at Closing to Lazard & Co., Limited, Freshfields Bruckhaus Deringer LLP, Jones Day, Bingham McCutchen (London) LLP and

Deloitte LLP including, in each case, the disbursements of such advisers, and any VAT on such professional costs and disbursements, as set out in the Funds Flow, unless otherwise agreed with the Company;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchaser Drag-Along Provisions means the provisions of the articles of association of the Purchaser, allowing the holders of not less than 75% of the Purchaser Shares to require the Dragged Purchaser Shareholders to transfer their Purchaser Shares;
Purchaser Drag Notice means a notice, in the Agreed Form, from the requisite majority of the holders of the Purchaser Shares, invoking the Purchaser Drag-Along Provisions;
Purchaser Group means the Purchaser and its Affiliates from time to time;
Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Mezzanine Lenders under this Agreement;
Purchaser Shares means the non-voting A ordinary shares of £1.00 each in the capital of the Purchaser;
Relevant Percentage means the percentage set forth against each Wider Mezzanine Lender’s name in column 5 of the table in Schedule 1;
Representatives has the meaning given in clause 16.1(b);
Residual Cash Consideration Amount means the sterling equivalent of $67.5 million (based on the Computershare Exchange Rate on the date on which the Payment Agent converts such amount, received from a member of the Purchaser Group, from US dollars into sterling) minus:
(a)	the Senior PIK Cash Consideration; and
(b)	the Professional Costs; and
(c)	the SILOS Payments;
Restricted Period has the meaning given in paragraph 1(d) of Part C of Schedule 8;
Retirement Benefits means any pension, lump sum or gratuity payable or prospectively or contingently payable on or following retirement, leaving service, invalidity or death, but excluding dismissal and redundancy benefits and benefits provided under any arrangement the sole purpose of which is to provide benefits on the injury, accidental death or dismemberment or long-term or short-term disability of an Employee;
SEC Condition has the meaning given to it in clause 4.1(b);
SEC Financial Statements means:
(a)	the consolidated income statement, consolidated statement of recognised income and expense, consolidated statement of cash flows for the twelve months ended 31 December 2007 and 2008; and

(b)	consolidated balance sheets as of 31 December 2007 and 2008, and all related footnote disclosures, prepared in accordance with IFRS as issued by the IASB, including the auditors report issued in accordance with US GAAS; and
(c)	the consolidated income statement, consolidated statement of recognised income and expense, consolidated statement of changes in equity and consolidated statement of cash flows for the nine months ended 30 September 2008 and 2009; and
(d)	consolidated balance sheets as of 31 December 2008 and 30 September 2009, and all related footnote disclosures, prepared in accordance with IFRS as issued by the IASB as it applies to interim statements and reviewed in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, in a form acceptable for filing with the SEC, of the Company, each prepared in accordance with, and complying with the requirements of Regulation S-X promulgated under the Exchange Act, for inclusion in a Registration Statement to be filed by the Purchaser with the SEC so that they present fairly the Company’s financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject to normal year-end adjustments for financial statements for interim periods which are not material in amount or significant in any individual case or in the aggregate;
Second Loan Agreement means the agreement between Topco and the Purchaser in the Agreed Form, to be entered into or on around the Closing Date;
Secondary Liability Amount has the meaning given in clause 10.1(b);
Securities Act means the Securities Act 1933, as amended;
Selling Shareholders’ Questionnaire has the meaning given in paragraph 12(a) of Part A of Schedule 8;
Senior Debenture means the debenture between the Company and the Security Trustee (as defined therein) dated 6 July 2007, as amended from time to time;
Senior Deed of Release means the deed of release, in the Agreed Form, of all security granted by the Target Companies to the Senior PIK Lenders, as holders of the Senior PIK Notes, executed by the Senior Security Trustee and the Company;
Senior PIK Cash Consideration means an amount equal to the principal amount of the Senior PIK Notes set out in Schedule 2, plus interest accrued thereon up to (but excluding) the date of Closing;
Senior PIK Lenders means those persons named in Schedule 2;
Senior PIK Note Instrument means the instrument of the Company dated 6 July 2007 constituting up to £16,000,000 Senior PIK Notes, as amended from time to time;
Senior PIK Notes means the secured PIK loan notes of the Company constituted by the Senior PIK Note Instrument;

Senior Secured PIK Bank Account means the bank account with Barclays Bank PLC with the account number 43629449 and sort code 207898;
Senior Secured PIK Bank Account Closure Letter means the letter, in the Agreed Form, from the Company and the Senior Security Trustee in respect of the closure of the Senior Secured PIK Bank Account after Closing;
Senior Security Release Instruction means the instruction, in the Agreed Form, from an Investor Majority to the Senior Security Trustee, instructing the Senior Security Trustee to release all security granted by the Company in respect of the Senior PIK Notes;
Senior Security Trustee means Tisbury Master Fund Limited in its capacity as senior security trustee in respect of the Senior PIK Notes;
Share Offer has the meaning given to it in the SpinVox Agreement;
Shareholders means the holders of Shares from time to time, and a Shareholder means any one of them;
Shares means A Shares, Ordinary Shares and Deferred Shares;
SILOS Payments means the payments to be made by the Company pursuant to the terms of letters sent to all holders of subsisting options granted under the SILOS Scheme, pursuant to which each such holder shall receive a payment of 125 per cent. of the gross salary they sacrificed in recognition of the lapse of such subsisting options and any options/awards granted to them under the Company Option Plans;
SILOS Scheme means the Share Options in lieu of Salary scheme approved by the Board on 6 November 2009;
SpinVox Agreement means the agreement entered into between the Mezzanine Lenders, the Purchaser and the Parent relating to the offer to be made by the Purchaser for the entire issued share capital of the Company, the substitution of the Purchaser in the place of the Company as primary borrower under the terms of the Mezzanine Note Instrument, and the cancellation and release of such obligations under the Mezzanine Note Instrument in consideration of the Purchaser Shares, dated on or about the date of this Agreement;
SpinVox Agreement Condition has the meaning given to it in clause 4.1(a);
Subsidiaries means each of SpinVox, Inc., Aangel Processing Limited and Casseggers Holdings Limited, and a Subsidiary means any one of them;
subsidiary and subsidiaries means any company in relation to which another company is its parent company;
Surviving Provisions means clauses 1 (Definitions and Interpretation), 15 (Announcements), 16 (Confidentiality), 17 (Effectiveness), 18.2, 18.3 and 18.4 (Assignment), 18.7 (Costs), 18.9, 18.10 and 18.11 (Notices), 18.13 (Conflict with other Agreements), 18.15 (Whole Agreement), 18.16 (Waivers, Rights and Remedies), 18.18 (Variations), 18.19 (Invalidity), 18.20 and 18.21 (Third Party Enforcement Rights), 18.22, 18.23 and 18.24 (Governing Law and Jurisdiction);
Target Companies means the Company and the Subsidiaries and Target Company means any one of them;

Target Group means the Company and the Subsidiaries;
Tax or Taxation means all forms of taxation, duties, imposts and levies imposed by a Tax Authority and any associated interest, penalty, surcharge or fine;
Tax Authority means any local, provincial, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official whether in the United Kingdom or elsewhere;
Third Loan Agreement means the agreement between the Purchaser and the Company in the Agreed Form, to be entered into or on around the Closing Date;
Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;
Third Tisbury Joint Account Closure Letter means the letter, in the Agreed Form, from the Company and Tisbury Master Fund Limited in respect of the closure of the Third Tisbury Joint Account after Closing;
Third Tisbury Joint Account means the bank account with Barclays Bank PLC with the account number 13315045 and sort code 20-78-98;
Topco Bank Account means such bank account as is notified to the Mezzanine Representative from time to time;
Topco Drag Notice means a notice, in the Agreed Form, from the requisite majority of the holders of the Topco Shares, invoking the Topco Drag-Along Provisions;
Topco Drag-Along Provisions means the provisions of the articles of association of Topco, allowing the holders of not less than 75% of the Topco Shares to require the Dragged Topco Shareholders to transfer their Topco Shares;
Topco Obligation means any representation, warranty or undertaking to indemnify given by Topco to the Mezzanine Lenders under this Agreement;
Topco Shareholders means the holders of Topco Shares;
Topco Shares means the non-voting A ordinary shares of £1.00 each in the capital of Topco;
Transaction Documents means this Agreement, the Disclosure Letter, the SpinVox Agreement, the Purchaser Share Offer, the Purchaser Drag Notice, the Topco Drag Notice and any other documents in Agreed Form and Transaction Document means any one of them;
US GAAS means United States Generally Accepted Auditing Standards;
U.S. Person has the meaning given to it in Rule 902(k)(2) of the Securities Act;
US Rep Letter means the letter, in the Agreed Form, to be signed by certain Wider Mezzanine Lenders (not being Mezzanine Lenders) and containing certain representations and warranties, in order that they may be issued Nuance Consideration Shares;
VAT means value added tax and any similar sales or turnover tax;

Warrant Instruments means the Ordinary Share warrant instrument dated 1 October 2009, the Ordinary Share warrant instrument dated 6 July 2009, the A Share warrant instrument dated 26 February 2009, the cashless exercise Ordinary Share warrant instrument dated 30 July 2009 and the cashless exercise A Share warrant instrument dated 30 July 2009, in each case as entered into by the Company and as amended from time to time;
Warrantholder means a holder of Warrants;
Warrants means the warrants issued pursuant to the Warrant Instruments;
Wider Mezzanine Lenders means all of the holders of Mezzanine Notes, being the persons named in Schedule 1;
Worker means any person who provides individual services to the Target Companies, but who is not treated as an employee for the purposes of taxation and/or employment law (in whichever jurisdiction is applicable); and
Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2	In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under this Agreement;

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g)	unless expressly stated to the contrary, all obligations of the Mezzanine Lenders (or any of them) under this Agreement are several, and not joint or joint and several.
1.3 Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Mezzanine Lenders or the Purchaser under this Agreement.
1.4 The Schedules comprise schedules to this Agreement and form part of this Agreement.
1.5 Where there is any inconsistency between the definitions set out in this clause 1 and the definitions set out in any other clause or any Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.
2. Consideration and consents
2.1	In consideration of:

(a)	the Mezzanine Lenders invoking the Purchaser Drag-Along Provisions;

(b)	the Mezzanine Lenders invoking the Topco Drag-Along Provisions; and

(c)	the Parent lending funds to Topco, Topco lending funds to the Purchaser, and the Purchaser lending funds to the Company, the parties agree to carry out their duties and obligations under the terms of this Agreement.
2.2 Each Mezzanine Lender confirms in all relevant capacities (whether as Shareholder, holder of Mezzanine Notes, holder of Senior PIK Notes, holder of Convertible Loan Notes, Warrantholder or otherwise) that it has consented to the matters contemplated by this Agreement for all purposes (whether arising under statute, the 2008 Shareholders Agreement, the 2009 Convertible Subscription Agreement, the Convertible Loan Note Instrument, the 2009 Mezzanine Subscription Agreement, the Mezzanine Note Instrument, the Senior PIK Note Instrument, the Articles, the Warrant Instruments, any other agreement or otherwise), including that any pre-emption rights that any of them may otherwise have in respect of the matters contemplated by this Agreement, and/or any rights to receive notice of any relevant matter or step to be taken, are hereby waived.
2.3 The Mezzanine Lenders agree to invoke the Purchaser Drag-Along Provisions and the Topco Drag-Along Provisions, and to sell the Purchaser Shares and the Topco Shares held by them pursuant to the Purchaser Drag-Along Provisions and the Topco Drag-Along Conditions, for the consideration set out in paragraphs 15 and 20 (respectively) of Part B of Schedule 7.
2.4 Topco agrees to acquire the Purchaser Shares pursuant to the Purchaser Drag-Along Provisions, and the Topco Shares pursuant to the Topco Drag-Along Provisions, for the consideration set out in paragraphs 15 and 20 (respectively) of Part B of Schedule 7.
2.5 Topco hereby consents, as the holder of all of the ordinary shares in the Purchaser (other than the Purchaser Shares), to the transfer of the Purchaser Shares to Topco as contemplated by this Agreement (and, in particular, the operation of the Purchaser Drag-Along

Provisions), for the purposes of article 37 of the articles of association of the Purchaser.
2.6 The Parent hereby consents, as the holder of all of the ordinary shares in Topco (other than the Topco Shares to be issued as contemplated by this Agreement), to the transfer of the Topco Shares to the Parent as contemplated by this Agreement (and, in particular, the operation of the Topco Drag-Along Provisions), for the purposes of article 37 of the articles of association of Topco.
2.7 Topco hereby applies for the subscription for 9,449 ordinary shares of £1 each in the Purchaser and the Parent hereby applies for the subscription for 9,449 ordinary shares of £1 each in Topco.
2.6 Each Mezzanine Lender hereby applies, subject to receipt of Purchaser Shares, for such number of Topco Shares of £1 each as is set out against its name in column 4 of Schedule 1, in each case subject to adjustment pursuant to the terms of this Agreement.
3. Signing Steps
3.1 On the date of this Agreement, each of the Mezzanine Lenders, the Purchaser, Topco and the Parent (and the Mezzanine Lenders shall procure, so far as they are legally able, that the Company) shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Part A of Schedule 7.
3.2 The Mezzanine Lenders, the Purchaser and the Parent shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably acceptable to the parties provided it is consistent with the terms of this Agreement.
4. Conditions to Closing
4.1 Closing shall be conditional on:
(a)	completion of the SpinVox Agreement in accordance with its terms (the SpinVox Agreement Condition); and

(b)	delivery of the SEC Financial Statements (the SEC Condition),
(the SpinVox Agreement Condition and the SEC Condition together being the Conditions).
4.2 The SEC Condition may be waived by notice from the Parent.
4.3 The Purchaser and the Mezzanine Lenders shall (and the Parent shall procure that the Purchaser shall), at their own cost, use all reasonable efforts to ensure that the SpinVox Agreement Condition is fulfilled and the Mezzanine Lenders shall use reasonable efforts to ensure that the SEC Condition is fulfilled (and the parties agree that the Purchaser shall bear the costs of fulfilment of such SEC Condition), in each case promptly after the date of this Agreement.

4.4 If Closing has not occurred on or before 31 December 2009 (or such later date as the Mezzanine Representative and the Parent may agree), this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, no party (nor any of their Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other parties (or any of their Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.
5. Adjustment of price
5.1 The cash amounts payable to the Wider Mezzanine Lenders pursuant to Part B of Schedule 7 shall be subject to adjustment in accordance with this clause 5.
5.2 If there is a difference between the Nuance Signing Stock Price and the Nuance Closing Stock Price then:
(a)	if the Nuance Signing Stock Price is higher than the Nuance Closing Stock Price, the Parent shall, in addition to issuing and allotting the relevant number of Nuance Consideration Shares to each Exempt Stockholder in exchange for Topco Shares, put Topco in funds to be able to, and procure that, by way of adjustment to the cash amount paid by Topco for the Purchaser Shares Topco pays to each Exempt Stockholder in cash an amount equal to:
(i)	the Nuance Signing Stock Price minus the Nuance closing Stock Price multiplied by:

(ii)	the number of Nuance Consideration Shares to be issued to that Exempt Stockholder in accordance with this Agreement; or
(b)	if the Nuance Closing Stock Price is higher than the Nuance Signing Stock Price, the number of Nuance Consideration Shares to be issued and allotted to each Exempt Stockholder shall be reduced to X, with X being calculated as:
(i)	the total number of Nuance Consideration Shares being issued to each Exempt Stockholder in accordance with this Agreement multiplied by:

(ii)	the Nuance Signing Stock Price divided by the Nuance Closing Stock Price;

provided that if the calculation in this clause 5.2(b) results, with respect to any Exempt Stockholder in a figure of X that is not a whole number, X shall, with respect to such Exempt Stockholder, be rounded up to the nearest whole number.
5.3 Any payment made in satisfaction of a liability arising under a Mezzanine Lender Obligation, a Purchaser Obligation, a Topco Obligation or a Parent Obligation shall adjust the cash amount paid by Topco for the Purchaser Shares.
5.4 If, before the Closing Date:
(a)	there is any change in the outstanding capital stock of the Company, the Purchaser, Topco or the Parent by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or stock dividend thereon with a record date prior to the Closing Date or amendment of any material term of any outstanding security issued by the Purchaser, Topco or the Parent, then in each case, the Nuance Consideration Shares and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted;
(b)	the Purchaser, Topco or the Parent declares, sets aside or pays any dividends on, or makes any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Purchaser, Topco or the Parent, then the Nuance Consideration Shares and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.
6. Pre-Closing Mezzanine Lender Undertakings
6.1 From the date of this Agreement until Closing, the Mezzanine Lenders severally (and not jointly or jointly and severally) undertake (to the extent they are legally able) to direct each member of the Target Group (except as may be approved by the Purchaser) to ensure that the business of the Target Group is carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 6.
6.2 Each of the Mezzanine Lenders undertakes to use reasonable efforts to assist the Parent in providing information required in connection with any necessary regulatory filings of the Parent, provided that no Mezzanine Lender shall have any liability for information so provided (save for information provided pursuant to paragraph 12(a) of Part A of Schedule 8).
7. Closing mechanics
7.1 Closing shall take place at the London offices of Freshfields Bruckhaus Deringer LLP immediately after satisfaction of the Conditions (the Closing Date).
7.2 At Closing, each of the Mezzanine Lenders, the Purchaser, Topco and the Parent shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Part B of Schedule 7.
8. Mezzanine Lenders’ Warranties and Limitations
8.1 The Mezzanine Lenders severally warrant to the Purchaser and the Parent, as at the date of this Agreement, in the terms of the warranties set out in Schedule 4.
8.2 Subject to clause 8.3, no Mezzanine Lender shall have any liability to the Purchaser in respect of any Claim.
8.3 The limitation in clause 8.2 shall not apply in relation to a Claim that is:
(a)	the consequence of fraud or wilful concealment by the Mezzanine Lenders as at the date of this Agreement; or
(b)	made by:

(i)	the Parent against any Mezzanine Lender in connection with a failure by such Mezzanine Lender to deliver to the Parent title to the Topco Shares held by that Mezzanine Lender on the basis specified in this Agreement; or
(ii)	Topco against any Mezzanine Lender in connection with a failure by such Mezzanine Lender to deliver to Topco title to the Purchaser Shares held by that Mezzanine Lender on the basis specified in this Agreement, save that in each case of (i) and (ii) no Mezzanine Lender shall have any liability to the Parent or Topco for an amount greater than the consideration proceeds actually paid to it under this Agreement in respect of the relevant Topco Shares or Purchaser Shares which are the subject of the Claim.
8.4 Each of the Mezzanine Lenders severally undertakes to the Purchaser not (except in the case of fraud) to initiate or pursue (either directly or through any other person) proceedings of any kind against any Target Company or any present or former director, officer, employee or partner of any Target Company in respect of any conduct, default or omission of any such person prior to Closing,.
9. Purchaser, Topco and Parent Warranties and Undertakings
9.1 The Purchaser, Topco and the Parent severally warrant to each Mezzanine Lender, as at the date of this Agreement, in the terms of the warranties set out in Schedule 41.
9.2 Subject to the provision of appropriate obligations of confidentiality, the Purchaser, Topco and the Parent shall (and shall procure that the Target Group shall) co-operate with, and provide all assistance reasonably requested by, the Wider Mezzanine Lenders, the holders of the Senior PIK Notes, the holders of the Convertible Loan Notes, the Option Lenders and/or the Shareholders (at their expense) for the purposes of dealing with their tax or accounting affairs.
10. Secondary Tax Liability
10.1 If:
(a)	Tax arises or is chargeable on the Purchaser, Topco or a Target Company in connection with the transactions contemplated by this Agreement, the SpinVox Agreement and/or any other Transaction Document; and
(b)	as a result of the failure by the Purchaser, Topco or the relevant Target Company after Closing to discharge that Tax, a Wider Mezzanine Lender or an Affiliate of a Wider Mezzanine Lender is required to pay, and pays, to a Tax Authority an amount in respect of that Tax (a Secondary Liability Amount), then the Parent shall pay to the relevant Wider Mezzanine Lender on demand an amount equal to the Secondary Liability Amount to the extent that the Secondary Liability Amount did not arise solely as a result of the failure by any of the Wider Mezzanine Lenders to discharge the Secondary Liability Amount within the prescribed time limits other than where such failure arose solely at the request of the Parent pursuant to clause 10.2.
10.2 Each Mezzanine Lender agrees that if a Tax Authority seeks to recover from it any Secondary Liability Amount it shall notify the Parent at least 20 Business Days prior to paying that Secondary Liability Amount. If the Parent notifies the relevant Mezzanine Lender that the Tax to which the Secondary Liability Amount relates is the subject of a bona fide dispute with a Tax Authority and requests the relevant Mezzanine Lender not to pay some or all of the Secondary Liability Amount, the relevant Mezzanine Lender shall not pay the Secondary Liability Amount to the Tax Authority without the Parent’s consent.
11. Parent Guarantee
11.1 In consideration of the Mezzanine Lenders entering into this Agreement, the Parent unconditionally and irrevocably guarantees to the Mezzanine Lenders and to each of their Affiliates as a continuing obligation that Topco and the Purchaser will comply properly and punctually with their respective obligations under this Agreement and each Transaction Document.
11.2 The Parent’s liability under clause 11.1 shall not be discharged or impaired by:
(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms, except where the relevant amendment, variation, assignment or waiver itself discharges or impairs such liability;
(b)	any release of, or granting of time or other indulgence to, Topco, the Purchaser or any third party; or
(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by a Mezzanine Lender in relation to any such event).
12. Mezzanine Representative
12.1 The Mezzanine Lenders shall appoint a person to act as the representative of all of the Mezzanine Lenders for the purposes of this Agreement (such person, from time to time, the Mezzanine Representative), and each of the Mezzanine Lenders hereby irrevocably authorises the Mezzanine Representative to act in such capacity for such purposes. The initial Mezzanine Representative shall be Joost Schellens.
12.2 Without prejudice to the generalities of clause 11.1, each of the Mezzanine Lenders hereby appoints and authorises the Mezzanine Representative as the agent of such Mezzanine Lender for the purposes of executing one or more stock transfer forms on behalf of such Mezzanine Lender for the purposes of paragraphs 13 and 18 Part B of Schedule 7.
12.3 The Mezzanine Representative may be removed and replaced at any time by Mezzanine Lenders holding not less than 75 per cent. by value of the aggregate principal amount of the Mezzanine Notes held by the Mezzanine Lenders at the date of this Agreement. The Mezzanine Lenders shall procure that the Purchaser and the Wider Mezzanine Lenders shall be promptly notified in writing of any replacement of the Mezzanine Representative.
12.4 The Purchaser, Topco, the Parent and each Mezzanine Lender acknowledge that in exercising the powers and authorities conferred by this clause 12 upon the Mezzanine Representative, the Mezzanine Representative shall not (save as provided in clause 12.2 above) be acting, or construed as acting, as the agent or trustee on behalf of any Mezzanine Lender and each Mezzanine Lender, Topco, the Parent and the Purchaser agree that the

Mezzanine Representative shall have no liability whatsoever to Topco, the Parent, the Purchaser or the Mezzanine Lenders in relation to the exercise of those powers and authorities, save in the case of fraud or bad faith. Each of the Mezzanine Lenders hereby severally (and not jointly or jointly and severally) agrees to fully indemnify the Mezzanine Representative, and to keep the Mezzanine Representative fully indemnified against any costs, claims, expenses, losses, liabilities and damages suffered by the Mezzanine Representative in connection with the exercise of the powers conferred, or purported to be conferred, on the Mezzanine Representative by this Agreement. The liability of a Mezzanine Lender pursuant to this clause 12.4 shall be limited to a proportion of the amount to be indemnified that is equal to its holding of Purchaser Shares as a proportion of the number of Purchaser Shares to be held by all Mezzanine Lenders immediately prior to Closing. To the extent that a Mezzanine Lender fails to indemnify the Mezzanine Representative with respect of its relevant proportion of such indemnity within three Business Days of such indemnification being due, the remaining Mezzanine Lenders shall (without prejudice to their rights to make a claim against the defaulting Mezzanine Lender) further indemnify the Mezzanine Representative with respect to their pro rata proportion of the relevant shortfall amount. Each of the Mezzanine Lenders hereby expressly confirms that it shall ratify and confirm all documents, deeds, acts and things which the Mezzanine Representative executes, does or purports to exercise or do in the exercise of any of the powers conferred, or purported to be conferred, by this Agreement.
12.5 Notwithstanding clause 12.4, the Purchaser, Topco and the Parent shall be entitled to rely on the exercise of the powers and authorities conferred on the Mezzanine Representative as if each Mezzanine Lender is exercising such powers and authorities.
12.6 The Mezzanine Representative shall act in its sole discretion with respect to the giving of any approval or taking any other action required of the Mezzanine Representative pursuant to the terms of this Agreement, other than in relation to making any amendment to this Agreement, in which case the Mezzanine Representative shall act on the instructions of such number of Mezzanine Lenders as holds not less than 75 per cent. by value of the aggregate principal amount of the Mezzanine Notes held by the Mezzanine Lenders at the date of this Agreement.
12.7 The Mezzanine Representative shall, to the extent reasonably practicable, consult with such of the Mezzanine Lenders as the Mezzanine Representative reasonably considers necessary, with respect to the actions taken or to be taken by the Mezzanine Representative pursuant to the terms of this Agreement and the transactions and arrangements contemplated herein.
12.8 Any notices or communications to be sent by the Mezzanine Representative to the Mezzanine Lenders may, in addition to being sent in accordance with the provisions of clause 18.10, be sent by electronic mail to any email address or addresses which a Mezzanine Lender may from time to time designate to the Mezzanine Representative.
13. No Rights of Rescission or Termination
Subject to the satisfaction of the Conditions, neither the Purchaser nor Topco nor the Parent shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation by the Mezzanine Lenders.

14. Payments
14.1 Any payment to be made to any of the holders of Senior PIK Notes, the Option Lenders or the Wider Mezzanine Lenders pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Payment Agent by funding the Payment Agent Account, together with an irrevocable instruction from the Purchaser or member of the Purchaser Group (as applicable) requiring the Payment Agent to apply the relevant payment in the manner set forth in this Agreement.
14.2 Provided that the Purchaser or member of the Purchaser Group shall have duly complied with its payment obligations wherever expressed in this Agreement, such person shall have no obligation relating to the distribution of any such payment between the Senior PIK Lenders, the Option Lenders or the Wider Mezzanine Lenders or any of them.
14.3 Any payment to be made pursuant to this Agreement by a Mezzanine Lender (or any member of a Mezzanine Lender Group) to the Parent or Topco shall be made to the Topco Bank Account, or to such other bank account as Topco may by written notice direct. Topco agrees to pay the Parent that part of each payment to which it is entitled.
14.4 Payments under clause 14.1 and 14.3 shall be in immediately available funds by electronic transfer on the due date for payment. Subject to paragraph 26 of Part B of Schedule 7, receipt of the amount due shall be an effective discharge of the relevant payment obligation and the payer shall not be concerned as the application thereof.
14.5 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
15. Announcements
15.1 No party (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document), other than the Agreed Announcement, without the prior written approval of the Parent (such approval not to be unreasonably withheld or delayed). The Parent may make an announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) on prior consultation with the Mezzanine Lenders.
15.2 The restriction in clause 15.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other parties in advance as to its form, content and timing.
16. Confidentiality
16.1 For the purposes of this clause 16:
(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser, Topco and the Parent) any information received or held by the Purchaser, Topco or the Parent (or any of their Representatives) relating to any member of a Mezzanine Lender Group or, prior to Closing, any of the Target Companies; or

(ii)	(in relation to the obligations of the Mezzanine Lenders) any information received or held by such Mezzanine Lender (or any of its Representatives) relating to the Purchaser Group or, following Closing, commercially sensitive information relating to any of the Target Companies; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents, and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.
16.2 Each of the Mezzanine Lenders, the Purchaser, Topco and the Parent shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 16 permits or (ii) as the other parties approve in writing.
16.3 Clause 16.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:
(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other relevant party or parties of its intention to disclose such information and take into account the reasonable comments of the other relevant party or parties);

(b)	disclosure is required pursuant to any filings required by law or regulation (including without limitation, with respect to accounts, tax returns and regulatory filings);

(c)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(d)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).
16.4 Each of the Mezzanine Lenders, the Purchaser, Topco and the Parent undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.
16.5 If this Agreement terminates and subject to clause 16.6, the Purchaser, Topco and the Parent shall as soon as practicable on request by the Mezzanine Representative:

(a)	return to the Mezzanine Lenders all written documents and other materials relating to the Mezzanine Lenders, any Target Company or this Agreement (including any Confidential Information) which the Mezzanine Lender (or its Representatives) have provided to the Purchaser, Topco or the Parent (or their Representatives) without keeping any copies thereof;
(b)	destroy all information or other documents derived from such Confidential Information (Derivative Information); and
(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.
16.6 The provisions of clause 16.5 shall not apply:
(a)	to the extent that the Purchaser and/or Topco and/or the Parent is required to retain any such Confidential Information or Derivative Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body;
(b)	to any Confidential Information stored electronically pursuant to an existing routine data back-up exercise on servers or back-up sources so long as it is deleted from local hard drives and no attempt is made to recover it from such servers or back-up sources; and
(c)	to any Confidential Information which is required to be retained by the Purchaser’s, Topco’s, the Parent’s (or any of their advisers’) compliance or legal departments pursuant to bona fide written internal compliance purposes only, and provided that such information shall at all times be held in accordance with this clause 16.
17. Effectiveness
17.1 Subject to clause 17.2 below, the provisions of this Agreement shall be valid, binding and effective on each of the parties immediately upon the latest to occur of:
(a)	the execution of this Agreement by the Parent;
(b)	the execution of this Agreement by Topco;
(c)	the execution of this Agreement by the Purchaser; and
(d)	the execution of this Agreement by such of the Wider Mezzanine Lenders as hold in aggregate not less than 75 per cent. in nominal value of the Mezzanine Notes as at the date of this Agreement, and, for the avoidance of doubt, no party shall become bound by the provisions of this Agreement (except as set forth in clause 17.2 below) until such time.
17.2 Clauses 15, 16, 17, 18.2, 18.3, 18.4, 18.7, 18.9, 18.10, 18.11, 18.13, 18.14, 18.15, 18.17, 18.18, 18.19, 18.22, 18.23 and 18.24 of this Agreement shall be binding on a party immediately upon execution of this Agreement by such party, and whether or not the Agreement has become effective in accordance with clause 17.1.

18. General
Warranty with respect to Nuance Consideration Shares
18.1 Each Mezzanine Lender acknowledges that the Parent will be issuing the Nuance Consideration Shares to it either as an Accredited Investor or a Non-U.S. Person, in reliance upon that Mezzanine Lender’s warranties and covenants made pursuant to either: (a) Part B of Schedule 8 in the case of a Mezzanine Lender which is an Accredited Investor; or (b) Part C of Schedule 8 in the case of a Mezzanine Lender which is a Non-U.S. person, and each Mezzanine Lender severally (and not jointly or jointly and severally) warrants and covenants to the Parent in the terms of Part B and/or Part C of Schedule 8 (as set forth against the name of such Mezzanine Lender in column 6 of in Schedule 1) accordingly.
Assignment
18.2 Unless the Mezzanine Representative and the Purchaser specifically agree in writing, or pursuant to clauses 18.3 or 18.4, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 18.2 shall be void.
18.3 Each of the Purchaser, Topco and the Parent may assign (in whole or in part) the benefit of its rights under this Agreement to any of its Affiliates, provided that before any such assignee subsequently ceases to be an Affiliate of the assigning party, it shall re-assign that benefit to the assigning party or to another Affiliate of the assigning party.
18.4 Each Mezzanine Lender may assign its rights to receive payment under this Agreement to any of its Affiliates.
Further Assurances
18.5 Each of the Mezzanine Lenders, the Purchaser, Topco and the Parent shall (at the cost of the Parent), for a period of 3 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.
18.6 Each of the Mezzanine Lenders, Topco, the Purchaser and the Parent shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.
Costs
18.7 Subject to clause 18.8 and except as otherwise provided in this Agreement (or any other Transaction Document), the Mezzanine Lenders, the Purchaser, Topco and the Parent shall each be responsible for their own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.
18.8 The Parent shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

Notices
18.9 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post, courier or email using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax or email provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
18.10 The addresses and fax numbers of the Mezzanine Lenders for the purpose of clause 18.9 are as set out in Schedule 1, or such other details as may be notified in writing to the Purchaser from time to time.
18.11 The notice details of each of the Purchaser, Topco and the Parent for the purpose of clause 18.9 are:

Name:	Nuance Communications, Inc.

Address:	One Wayside Road, Burlington MA 01803

Fax:	+1 877 642 3375

For the attention of:	Garrison Smith
18.12 The notice details of the Mezzanine Representative for the purpose of clause 18.9 are:

Name:	Joost Schellens

Address:	1 Curzon Street, London, W1J 5HB

Fax:	+44 20 3205 2776

For the attention of:	Joost Schellens
Conflict with other Agreements
18.13 Subject to clause 18.14 below, if there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of a Mezzanine Lender Group and the Parent, Topco, the Purchaser or any of their respective Affiliates) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the relevant Mezzanine Lenders, the Purchaser, Topco and the Parent or any of their respective Affiliates are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
18.14 If there is any conflict between the terms of this Agreement and the terms of the Intercreditor Deed or the Senior Debenture, the terms of the Intercreditor Deed or the Senior Debenture (as applicable) shall prevail as between the parties to this Agreement and as between any members of a Mezzanine Lender Group and the Purchaser, Topco the Parent and their respective Affiliates. For the avoidance of doubt, nothing in this Agreement is intended to be, or shall be, an amendment or variation of the terms of the Senior PIK Note Instrument (including without limitation the terms and conditions of the Senior PIK Notes).

Whole Agreement
18.15 This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the subject matter of it and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:
(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other parties (or any of their Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;
(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;
(c)	each party hereby acknowledges that it shall not exercise, and hereby waives, any rights whatsoever that it has in law (including, without limitation, under common law or equity, and in any jurisdiction) to make any claim in connection with the transactions the subject of this Agreement;
(d)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and
(e)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 18.15 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.
Waivers, Rights and Remedies
18.16 Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
Counterparts
18.17 This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

Variations
18.18 No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser, Topco, the Parent and, subject to clause 12.6, the Mezzanine Representative.
Invalidity
18.19 Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Third Party Enforcement Rights
18.20 The Connected Persons specified in clause 18.15 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person; and (ii) the other terms and conditions of this Agreement.
18.21 Except as provided in clause 18.20, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
Governing Law and Jurisdiction
18.22 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.
18.23 The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
18.24 The Purchaser, Topco and the Parent shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser, Topco or the Parent (as applicable) if delivered to such agent at its address for the time being. If the Purchaser, Topco or the Parent (as applicable) revokes the authority of this agent for any reason, the Purchaser, Topco or the Parent (as applicable) respectively shall promptly appoint another agent with an address in England and advise the Mezzanine Lenders. If, following such a request, the Purchaser, Topco or the Parent (as applicable) fails to appoint another agent, the Mezzanine Lenders shall be entitled to appoint one on behalf of the Purchaser, Topco or the Parent (as applicable) at the expense of Purchaser, Topco or the Parent (as applicable).

SIGNATURE
This Agreement is signed by duly authorised representatives of the parties:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

GLG ATLAS VALUE & RECOVERY	)	Name:

FUND acting by its duly authorised	)

investment manager GLG Partners LP.	)	Signature:	/s/ Kirsten Hilliger

		Name:	Kirsten Hilliger

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

GLG EMERGING MARKETS	)	Name:

SPECIAL SITUATIONS FUND	)

acting by its duly authorised investment	)	Signature:	/s/ Kirsten Hilliger

manager GLG Partners LP.	)	Name:	Kirsten Hilliger

SIGNED for and on behalf of	)	Signature:	/s/ Joost Shellens

LORIMOR CORPORATION	)	Name:	Joost Shellens

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

G&S TRUSTEES LIMITED as	)

Trustees of the LAGRANGE GLG	)

TRUST	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

BLUE MOUNTAIN CREDIT	)

ALTERNATIVES MASTER FUND L.P.	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

BLUE MOUNTAIN EQUITY	)

ALTERNATIVES MASTER FUND L.P.	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Paul Cassidy

TOSCA PENTA 1 L.P. acting by	)

its investment manager	)

PENTA CAPITAL LLP	)	Name:	Paul Cassidy

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

TISBURY MASTER FUND LIMITED	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ John Botts

BOTTS CAPITAL	)	Name:	John Botts

NOMINEES LIMITED	)

SIGNED BY	)	Signature:	/s/ Helgi Bloom

by	)
for and on behalf of	)
NUANCE COMMUNICATIONS,	)
INC.	)	Name:	Helgi Bloom

SIGNED BY	)	Signature:	/s/ Jo-Anne Sinclair

by	)
for and on behalf of	)
FOXTROT ACQUISITION II LIMITED	)	Name:	Jo-Anne Sinclair

SIGNED BY	)	Signature:	/s/ Helgi Bloom

by	)
for and on behalf of	)
FOXTROT ACQUISITION LIMITED	)	Name:	Helgi Bloom